Office of the Chief Accountant
Securities and Exchange
Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, DC 20549

Re: Twin Faces East Entertainment Corporation

Dear Sir/Madam,

We have read the statement that we understand Twin Faces East Entertainment Corporation will include under Item 4 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,


/s/
Grobstein, Horwath & Company LLP